Exhibit 99.(a)(1)

EVERMORE VALUE FUNDS TRUST

AMENDMENT TO DECLARATION OF TRUST

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1.  This document constitutes an Amendment to the Declaration of Trust (hereinafter called the “Declaration”) of Evermore Value Funds Trust hereinafter called the “Trust”).

2.  The Declaration amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on September 15, 2009.

3.  The amendments to the Declaration effected by this document are as follows:

(a)  That the name of the Trust previously established and designated pursuant to the Declaration be modified and amended as set forth below:

Current Name:	Name as Amended:

Evermore Value Funds Trust	Evermore Funds Trust

(b) That the names of the Series of the Trust stated in Schedule B to the Declaration be modified and amended as set forth below:

Current Name:	Name as Amended:

Evermore Global Fund	Evermore Global Value Fund
Evermore European Fund	Evermore European Value Fund

4.  The amendments herein provided for were authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned has signed these presents all on November 5, 2009.

/s/ Eric LeGoff
Eric LeGoff
As Sole Trustee, and not individually